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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                                JANUARY 18, 2000


                         MERCURY COMPUTER SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


          MASSACHUSETTS                   0-23599              04-2741391
(State or other jurisdiction of      (Commission file         (IRS employer
incorporation or organization)            number)         identification number)


                     199 RIVERNECK ROAD CHELMSFORD, MA 01824
                    (Address of principal executive offices)


                                  978-256-1300
              (Registrant's telephone number, including area code)





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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

On January 18, 2000, Mercury Computer Systems, Inc. ("Mercury"), a Massachusetts Corporation, completed the sale of its Shared Storage Business Unit ("SSBU") to International Business Machines Corporation ("IBM"). SSBU is engaged in the development of software, which enables users to share file level data on storage area networks based data storage devices. SSBU consisted of 23 employees, a patent, certain intellectual property, inventory valued at less than $50K and fixed assets with a net book value of approximately $100K. SSBU trade receivables were not included in the sale and IBM did not assume SSBU's trade payables or accrued expenses. However, in accordance with the agreement, certain capital equipment leases were assumed by IBM.

Anticipated proceeds from the sale total $23.5 million. Payments are structured with an initial payment of $5.5 million (including $1.0 million to be held in escrow until the final payment), followed by 12 quarterly payments of $1.5 million plus interest. The quarterly payments are contingent upon IBM's continued use of the technology. If IBM defaults, Mercury has the right to recover the assets, including the patent and other intellectual property.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)      Exhibits


Exhibit No.                            Description
-----------                            -----------

         1 Asset Purchase Agreement dated December 13, 1999 between Mercury Computer Systems, Inc. and International Business Machines Corporation.